SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)

Filed by the Registrant /  /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

/ /    Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /    Definitive Proxy Statement
/X/    Definitive Additional Materials
/ /    Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12


                             PUROFLOW INCORPORATED
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                (Name of Registrant as Specified In Its Charter)

                            THE FULL VALUE COMMITTEE
                            STEEL PARTNERS II, L.P.
                             WARREN G. LICHTENSTEIN
                                ROBERT FRANKFURT
                              JAMES BENENSON, JR.
                                 STEVEN WOLOSKY
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                   (Name of Persons(s) Filing Proxy Statement)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other  underlying  value of transaction  computed pursuant to

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                  Exchange Act Rule 0-11:

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     / /  Fee paid previously with preliminary materials:

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     / /  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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                                       -2-

                             STEEL PARTNERS II, L.P.
                        150 East 52nd Street, 21st Floor
                               New York, NY 10022



                                  June 3, 1999



BY FACSIMILE AND FEDERAL EXPRESS
--------------------------------

Board of Directors
Puroflow Incorporated
16559 Saticoy Street
Van Nuys, California 91004

Dear Gentlemen:

         Steel Partners II, L.P. ("Steel Partners" or "Steel") currently owns 1,336,100 shares of common stock or 16.7% of the primary shares outstanding of Puroflow Incorporated ("Puroflow" or the "Company"). We are writing this letter in response to the press release of the Company dated May 28, 1999.

         Although we are encouraged by Puroflow's decision to consult with an investment banking firm in order to assist the Board in evaluating strategic alternatives, we were severely disappointed by the Company's adoption of a poison pill and decision to delay the annual meeting. Although the Company states in its press release that these moves were made in the best interests of the Company's shareholders, we find them to be at the least self-serving and at the most a blatant disregard of the Board's fiduciary duty towards its shareholders.

         We believe the Company's assertions that Steel Partner's is a "corporate raider" and that we utilize "abusive tactics" in our business to be completely without merit. Our primary goal in all of our investments is to increase the value of the shares held by all shareholders. In that regard, we consistently follow Federal securities regulations, including the filing of Reports on Schedule 13D and Forms 3 and 4, in order to apprise the Company's in which we invest, and the investing public in general, of our plans. Our aim is simple and direct, as you well know. We believe that the best way to deal with underperforming Company's is to acquire a large enough stake as to give Steel a platform with which to best express its views and bring forth positive change. Our recent track record, which has been well-documented, has shown this formula to have met with great success. For example, Steel's involvement with Aydin Corporation from October 5, 1998 until April 1999 concluded with a sale of the Company at a price of $13.50 per share, which represented a premium of approximately 39% over the reported closing price of $9.69 per share the day preceding the announced sale. In addition, Steel's involvement with Medical Imaging Centers of America ultimately concluded in the sale of that company for $11.75 per share, as contrasted with the price of $8.25 per share, representing the closing price on the day prior to the initiation of Steel's proxy solicitation. Steel Partners has never viewed, nor can it understand how a third party such as the Company could view, its actions as involving a "creeping tender". Steel Partners buys its shares primarily on the open market, at current prices, and promptly discloses such purposes in accordance with Federal securities laws. Any other characterization is false and misleading to shareholders and investors. It would be a shame to waste the Company's time and money in a futile effort to prove otherwise, when the Company should be focusing all of its energies on maximizing the value of its shares.

         On the other hand, it would seem that the Board's current tactics ARE "abusive" to the Company's shareholders. A poison pill without onerous provisions, if voted on and approved by the shareholders of the Company and instituted for a valid purpose, can be an efficient procedure to assure shareholders of a fair price in the event of an attempted takeover or other hostile transaction. However, a poison pill put in place without the consent of shareholders, and with a sole view towards entrenching the current management and making it impossible for the Company to be sold, is nothing but detrimental to shareholders. In this light, we hereby request that the Company put the issue of a poison pill up for a vote of shareholders at the annual meeting, whenever it may be held. Shareholders should be able to decide for themselves such an important issue.

         In that regard, we reiterate our disappointment with the Company's postponement of the annual meeting. For most shareholders, the annual meeting is their only opportunity to speak their mind and take a part in the governance of the Company. A postponement of the annual meeting takes away the shareholders right to exercise such actions. Since the Company has had a full year in which to evaluate its alternatives and plans for the future, it makes us quite wary that the Company would choose to postpone the annual meeting at such a late date. We would hope that the Company is sincere in its assertion that the postponement is for the good of shareholders and not a way for the Company to issue more "cheap stock" to its officers and directors.

         Once again, we would like to offer our assistance in helping the Company to maximize its value on a friendly, negotiated basis. In that regard, we would ask that you disclose the name of the investment banking firm with which you have consulted and the terms, if any, of such consultation. In addition, we invite the Board to meet with us face to face in order to discuss our alternatives for the Company, and assist you in your stated goal to enhance shareholder value.

                                                  Sincerely,


                                                  /s/ Warren G. Lichtenstein

                                                  Warren G. Lichtenstein
                                                  Managing Partner